Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279693

PROSPECTUS
64,515,000 Shares
Common Stock
Context Therapeutics Inc.

This prospectus relates to the disposition, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders” on page 10 of up to 64,515,000 shares of our common stock, including up to 5,482,741 shares of common stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”).
The selling stockholders or their permitted transferees or other successors-in-interest may, but are not required to, sell the shares of our common stock offered by this prospectus from time to time in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions. See “Plan of Distribution” on page 18 for a description of how the selling stockholders may dispose of the shares covered by this prospectus. We do not know when or in what amount the selling stockholders may offer the shares for sale.
We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.
Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “CNTX.” On May 23 2024, the last reported closing sale price of our common stock on Nasdaq was $1.95 per share.
We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 31, 2024

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the selling stockholders and their permitted transferees may sell securities from time to time and in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by the selling stockholders of the securities offered by them described in this prospectus.
We may also file a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering or authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement and free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we, nor the selling stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any applicable free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “Context,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Context Therapeutics Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of our common stock.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is https://www.contexttherapeutics.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. We have included our website address as an inactive textual reference only.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents not deemed to be filed):
•Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 21, 2024.
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024.
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2024.
•Our Current Reports on Form 8-K filed with the SEC on March 6, 2024, March 21, 2024, April 1, 2024 and May 2, 2024.
•The description of our common stock contained in our Registration Statement on Form 8-A12B, filed with the SEC on July 23, 2021, including any amendment or report filed with the SEC for the purpose of updating the description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering will also be incorporated by reference in this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Context Therapeutics Inc.
2001 Market Street, Suite 3915, Unit #15
Philadelphia, Pennsylvania 19103
(267) 225-7416
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
Overview
We are a biopharmaceutical company advancing medicines for solid tumors.
Our clinical stage program, CTIM-76, is an anti-Claudin 6 (“CLDN6”) x anti-CD3 bispecific antibody that is intended to redirect T-cell-mediated lysis toward malignant cells expressing CLDN6. CLDN6 is a tight junction membrane protein target expressed in multiple solid tumors and absent from or expressed at low levels in healthy adult tissues. Investigational new drug (“IND”) enabling studies on CTIM-76 have been completed. On May 2, 2024, we announced that the U.S. Food and Drug Administration (“FDA”) cleared our IND application to support the initiation of a Phase 1 dose escalation and expansion trial of CTIM-76 in patients with CLDN6-positive gynecologic and testicular cancers. We anticipate the enrollment of the first patient in the dose escalation portion of the clinical trial in mid-2024.
On March 22, 2023, we announced a portfolio prioritization and capital allocation strategy, including discontinuing the development of onapristone extended release (“ONA-XR”) and focusing on the development of CTIM-76. Based upon the challenging market conditions for emerging companies, the increasingly competitive landscape for breast cancer treatments, recent study findings, and other factors, we decided to cease development and explore strategic options for ONA-XR. As a result, we no longer primarily focus on female cancers.
Beyond these product candidates, we continue to evaluate opportunities to expand our pipeline. We believe our team and capabilities position us to be a leader in developing novel therapies targeting solid tumors. We retain full worldwide development and commercialization rights to certain CTIM-76 patents in the field of bispecific antibodies.
May 2024 Private Placement
On May 1, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) for the private placement (the “Private Placement”) of (i) 59,032,259 shares of our common stock at a purchase price of $1.55 per share, and (ii) Pre-Funded Warrants to purchase 5,482,741 shares of common stock at a purchase price of $1.549 per Pre-Funded Warrant (collectively, the “Registrable Securities”). The Pre-Funded Warrants have an exercise price of $0.001 per share of common stock, are immediately exercisable and remain exercisable until exercised in full. The aggregate gross proceeds for the Private Placement were approximately $100 million, before deducting offering expenses, and the Private Placement closed on May 6, 2024.
In addition, pursuant to a registration rights agreement dated May 1, 2024 (the “Registration Rights Agreement”), we agreed to file a registration statement on or before May 31, 2024 (subject to certain exceptions) for purposes of registering the resale of the Registrable Securities (the “Registration Statement”), to use our reasonable best efforts to have such Registration Statement declared effective within the time period set forth in the Registration Rights Agreement, and to keep the Registration Statement effective until the date that all Registrable Securities (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold by a non-affiliate without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144 (the “Effectiveness Period”).
Corporate Information
Our principal executive offices are located at 2001 Market Street, Suite 3915, Unit #15, Philadelphia, Pennsylvania 19103. Our telephone number is (267) 225-7416. Our website address is https://www.contexttherapeutics.com. Information contained on the website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

THE OFFERING

Issuer	Context Therapeutics Inc.

Common stock offered by the Selling Stockholders	Up to 64,515,000 shares of common stock, including up to 5,482,741 shares of common stock issuable upon the exercise of Pre-Funded Warrants.

Common stock to be outstanding immediately after this offering	80,481,053 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering. See the section titled “Selling Stockholders” for additional information.

Risk factors	Investing in our common stock involves a high degree of risk and purchasers of our common stock may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq trading symbol	“CNTX.”
The number of shares of our common stock to be outstanding immediately after this offering is based on 15,966,053 shares of our common stock outstanding as of March 31, 2024 and assumes the issuance of all of the shares issuable upon exercise of the Pre-Funded Warrants sold in the Private Placement and excludes the following:
•2,802,932 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2024, at a weighted-average exercise price of $1.93 per share;
•362,391 shares of common stock reserved for issuance under our 2021 Long-Term Performance Incentive Plan; and
•5,860,000 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2024, at a weighted average exercise price of $6.48.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before making a decision about investing in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein and any applicable free writing prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management's beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about the ability of our preclinical studies and clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing, progress and results of preclinical studies and clinical trials for CTIM-76 and other product candidates we may develop, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available, and our research and development programs; the timing, scope and likelihood of U.S. and foreign regulatory filings and approvals, including timing of IND applications and final FDA approval of CTIM-76 and any other future product candidates; our ability to develop and advance CTIM-76 and any other future product candidates, and successfully complete clinical studies; our manufacturing, commercialization, and marketing capabilities, implementations thereof, and strategy; our plans relating to commercializing our product candidates, if approved, including the geographic areas of focus, sales strategy, and our ability to grow a sales team; our intellectual property position, including the scope of protection we are able to establish and maintain for intellectual property rights covering CTIM-76 and other product candidates we may develop, our ability to obtain extensions of existing patent terms, the validity of intellectual property rights held by third parties, and our ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights; any disagreements or disputes with our licensees, licensors and other counterparties relating to the development and/or commercialization of our current or past product candidates, which may be time consuming, costly and could harm our efforts to develop our current or future product candidates; the impact of economic uncertainties on our business and operations, including clinical trials, manufacturing suppliers, collaborators, use of contract research organizations and employees; the need to hire additional personnel and our ability to attract and retain such personnel; the size of the market opportunity for our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting; our competitive position and the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates; our plans relating to the further development of our product candidates, including additional indications we may pursue; existing regulations and regulatory developments in the United States, Europe and other jurisdictions; our continued reliance on third parties to conduct and support clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials; our ability to obtain, and negotiate favorable terms of, collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize our product candidates; the pricing and reimbursement of CTIM-76 and other product candidates we may develop, if approved; the rate and degree of market acceptance and clinical utility of CTIM-76 and other product candidates we may develop; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our current plans to seek additional capital in the future through equity and/or debt financings, partnerships, collaborations, licensing agreements or other strategic arrangements, or other sources and the availability of such future sources of capital; our financial performance; the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements; the impact of laws and regulations; our expectations regarding the period during which we will qualify as an emerging growth company under the Jumpstart Our Business Startups Act of 2012; our anticipated use of our existing cash and cash equivalents; and other risks and uncertainties, including those listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K; as well as other statements relating to our future operations, financial performance and financial condition, prospects, strategies, objectives or other future events.
This prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein and any applicable free writing prospectus may also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.
In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. The forward-looking statements in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein and any applicable free writing prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the respective dates of this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein and any applicable free writing prospectus, as applicable, and are subject to a number of risks, uncertainties and assumptions, including those described under “Risk Factors” and elsewhere in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein, and any applicable free writing prospectus. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein and any applicable free writing prospectus, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS
We will not receive any proceeds from the sale of our shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS
The shares of common stock being offered by the selling stockholders were previously issued to the selling stockholders in the Private Placement or are issuable to the selling stockholders upon the exercise of the Pre-Funded Warrants. For additional information regarding the issuance of those shares of common stock and Pre-Funded Warrants, see “May 2024 Private Placement” in “The Company” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of our securities, the selling stockholders have not had any material relationship with us within the past three years.
The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, as of the date of this prospectus.
The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders.
In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the Private Placement and (ii) the number of shares of common stock issuable upon exercise of the Pre-Funded Warrants, determined as if the outstanding Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to limitations on the exercise of the Pre-Funded Warrants. The fourth and fifth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
Under the terms of the Pre-Funded Warrants, a selling stockholder may not exercise the Pre-Funded Warrants if the selling stockholder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. The holder of Pre-Funded Warrants may increase or decrease such percentage not in excess of 19.99% by providing at least 61 days’ prior notice to us. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
This table and the information in the footnotes below are based upon information supplied by the selling stockholders. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to this Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering(2)	Percentage of Common Stock Owned After Offering
ADAR1 Partners, LP(3)	645,161	645,161	—	*
Affinity Healthcare Fund, LP(4)	1,619,140	1,290,323	328,817	*
Ally Bridge MedAlpha Master Fund L.P.(5)	3,693,693	2,967,742	725,951	*
Altium Growth Fund, LP(6)	1,290,322	1,290,322	—	*
Alyeska Master Fund, L.P.(7)	1,935,484	1,935,484	—	*
AuGC BioFund LP(8)	835,181	645,161	190,020	*
Avidity Master Fund LP(9)	5,125,800	5,125,800	—	*
Avidity Private Master Fund I LP(9)	7,776,296	7,776,296	—	*
Blackwell Partners LLC – Series A(10)	1,202,619	1,202,619	—	*
Blue Owl Healthcare Opportunities IV Public Investments LP(11)	5,161,290	5,161,290	—	*
Biomedical Offshore Value Fund, Ltd.(12)	2,819,355	2,819,355	—	*
Biomedical Value Fund, L.P.(12)	4,095,484	4,095,484	—	*
CDK Associates, L.L.C.(13)	3,426,452	3,426,452	—	*
Cheyne Select Master Fund ICAV – Cheyne Global Equity Fund(12)	504,516	504,516	—	*
Deep Track Biotechnology Master Fund, Ltd.(14)	7,419,355	7,419,355	—	*
Driehaus Life Sciences Master Fund, L.P.(15)	1,677,291	1,677,291	—	*
Driehaus Life Sciences (QP) Fund, L.P.(15)	580,774	580,774	—	*
Nantahala Capital Partners Limited Partnership(10)	397,514	397,514	—	*
NCP RFM LP(10)	335,351	335,351	—	*
Nextech Crossover I SCSp(16)	7,419,355	7,419,355	—	*
Nineteen77 Global Multi-Strategy Alpha Master Limited(17)	556,823	258,065	298,758	*
Osage University Partners IV, LP(18)	3,225,806	3,225,806	—	*
Spruce Street Aggregator L.P.(19)	1,838,709	1,838,709	—	*
Third Street Holdings LLC(20)	218,710	218,710	—	*
Velan Capital Master Fund LP(21)	1,290,323	1,290,323	—	*
Woodline Master Fund LP(22)	967,742	967,742	—	*
Total	66,058,546	64,515,000	1,543,546	1.9%
__________________
*Less than 1%.
(1)Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.
(2)Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares of common stock registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, each selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of common stock that they may own pursuant to another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)Daniel Schneeberger, the general partner of ADAR1 Partners, LP (“ADAR1”), has voting and investment power over these securities. The business address of ADAR1 is 3503 Wild Cherry Drive, Building 9, Austin, Texas 78738.
(4)Michael Cho, the portfolio manager of Affinity Healthcare Fund, LP (“Affinity”), has voting and investment power over these securities. The business address of Affinity is 767 3rd Avenue, Floor 15, New York, New York 10017.
(5)Mr. Fan Yu is the sole shareholder of ABG Management Ltd., which is the sole member of Ally Bridge Group (NY) LLC, which manages investments of Ally Bridge MedAlpha Master Fund L.P. (“MedAlpha”). As such, each of the foregoing entities and Mr. Fan Yu may be deemed to share beneficial ownership of the shares held by MedAlpha. Each of them disclaims any such beneficial ownership. The business address of MedAlpha is c/o Ally Bridge Group (NY) LLC, 430 Park Avenue,12th Floor, New York, New York 10022.
(6)Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The business address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, New York 10019.
(7)Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska”), has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, Illinois 60601.
(8)Evan Markegard, the Managing Member of the General Partner of AuGC BioFund LP (“AuGC”), has voting and investment power over these securities. The business address of AuGC is 10875 Kemah Lane, San Diego, California, 92131.
(9)Includes 2,178,200 and 3,304,541 shares of common stock issuable upon the exercise of Pre-Funded Warrants held by Avidity Master Fund LP (“Avidity Master”) and Avidity Private Master Fund I LP (“Avidity Private,” and together with Avidity Master, the “Avidity Funds”), respectively, each of which is a Cayman exempted limited partnership. The general partner of each of the Avidity Funds is Avidity Capital Partners Fund (GP) LP, a Delaware limited partnership, whose general partner is Avidity Capital Partners (GP) LLC, a Delaware limited liability company. Avidity Partners Management LP is the investment manager of each of the Avidity Funds. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. Each of the entities and individuals referenced in this paragraph may be deemed to beneficially own the shares held by the Avidity entities. Certain affiliates of the Avidity entities, which are not selling stockholders, may also own shares. The business address of the Avidity Funds is 2828 N. Harwood Street, Suite 1220, Dallas, Texas 75201.
(10)Daniel Mack and Wilmot Harkey, Managers of Nantahala Capital Management, LLC, the Investment Manager of Blackwell Partners LLC – Series A (“Blackwell”) and NCP RFM LP (“NCP”) and the General Partner of Nantahala Capital Partners Limited Partnership (“Nantahala”), have voting and investment power over these securities. The business address of Blackwell is 280 South Magnum Street, Suite 210, Durham, North Carolina 27701. The business address of NCP and Nantahala is 130 Main St., 2nd Floor, New Canaan, Connecticut 06840.
(11)Blue Owl Healthcare Opportunities Advisors LLC is the investment manager of Blue Owl Healthcare Opportunities IV Public Investments LP and has voting and investment power over the shares held by Blue Owl Healthcare Opportunities IV Public Investments LP. Blue Owl Healthcare Opportunities Advisors LLC exercises voting and investment power through an investment committee comprised of Kevin Raidy, Timothy Anderson, Sandip Agarwala, and Brandyn Itzkowitz, who each disclaims beneficial ownership over these securities. The address for Blue Owl Healthcare Advisers LLC is c/o 399 Park Avenue, 38th Floor, New York, NY 10022.
(12)Jeffrey Jay, Senior Managing Member of Great Point Partners LLC, and Tavi Yehudai, Managing Director of Great Point Partners LLC, have voting and investment power over these securities. Great Point Partners LLC is the Investment Manager of Biomedical Offshore Value Fund, Ltd. (“Biomedical Offshore”) and Biomedical Value Fund, L.P. (“Biomedical Value”) and the Sub-Advisor of Cheyne Select Master Fund ICAV – Cheyne Global Equity Fund (“Cheyne”). The business address of Biomedical Offshore, Biomedical Value and Cheyne is 165 Mason Street, 3rd Floor, Greenwich, Connecticut 06830.
(13)Bruce Kovner has voting and investment power over these securities. The business address of CDK Associates, L.L.C. is 731 Alexander Road, Building 2, Suite 500, Princeton, New Jersey 08540.
(14)Deep Track Capital, LP (“Deep Track”) is the Investment Manager of Deep Track Biotechnology Master Fund Ltd. (“Deep Track Master Fund”). Deep Track Capital GP LLC (the “General Partner”) is the General Partner of Deep Track. David Kroin is the Managing Member of the General Partner. The business address of Deep Track Master Fund is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830.
(15)Michael Caldwell, the Portfolio Manager of Driehaus Life Sciences Master Fund, L.P. (“Driehaus Master Fund”) and Driehaus Life Sciences (QP) Fund (“Driehaus QP Fund”), has voting and investment power over these securities. The business address of Driehaus Master Fund and Driehaus QP Fund is c/o Driehaus Capital Management LLC, 25 East Erie Street, Chicago, Illinois 60611.
(16)Costas Constantinides, Ian Charoub, and Rocco Sgobbo, managers of Nextech Crossover I GP S.a r.l., which is the general partner of Nextech Crossover I SCSp (“Nextech”), have voting and investment power over these securities. The business address of Nextech is 8 rue Lou Hemmer, L-1748 Senningerberg, Grand Duchy of Luxembourg.
(17)UBS Asset Management (Americas) LLC is the investment manager of Nineteen77 Global Multi-Strategy Alpha Master Limited (“Nineteen77”) and, accordingly has voting control and investment discretion over the securities described herein. Blake Hiltabrand, the Chief Investment Officer, also has voting control and investment discretion. As a result, each of UBS Asset Management (Americas) LLC and Mr. Hiltabrand may be deemed to have beneficial ownership of the shares held by Nineteen77. The business address of Nineteen77 is c/o UBS Asset Management Americas LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.
(18)Osage University GP IV, LLC (“OUP GP IV”) is the general partner of Osage University Partners IV, LP (“OUP IV”). Robert Adelson, William Harrington, Marc Singer, and Matthew Cohen (the “OUP Managers”) are the managers of OUP GP IV. OUP GP IV and each OUP Manager may be deemed to share voting, investment and dispositive power over the shares held by OUP IV and as a result may be deemed to have beneficial ownership over such securities. OUP GP IV and each OUP Manager disclaims beneficial ownership over the securities held by OUP IV, except to the extent of their respective pecuniary interests therein. The business address of OUP IV is 50 Monument Road, Suite 201, Bala Cynwyd, Pennsylvania 19004.

(19)Reflects securities held directly by Spruce Street Aggregator L.P. (the “Spruce Street Fund”). Blackstone Alternative Asset Management Associates LLC is the general partner of the Spruce Street Fund. Blackstone Holdings II L.P. is the sole member of Blackstone Alternative Asset Management Associates LLC. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Spruce Street Fund directly or indirectly controlled by it or him, but each (other than the Spruce Street Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of each of the entities listed is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.
(20)Peter P. D’Angelo, Manager of the Managing Member of Third Street Holdings LLC (“Third Street”), has voting and investment power over these securities. The address for Third Street is 731 Alexander Road, Building 2, Suite 500, Princeton, New Jersey 08540.
(21)Velan Capital Holdings LLC (“Velan GP”), as the general partner of Velan Capital Master Fund LP (“Velan”), may be deemed to beneficially own the shares beneficially owned by Velan. Velan Capital Investment Management LP (“Velan Capital”), as the investment manager of Velan, may be deemed to beneficially own the shares beneficially owned by Velan. Velan Capital Management LLC (“Velan IM GP”), as the general partner of Velan Capital, may be deemed to beneficially own the shares beneficially owned by Velan. Balaji Venkataraman, as a Managing Member of each of Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by Velan. Adam Morgan, as a Managing Member of each of Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by Velan. The business address of Velan is c/o Velan Capital Investment Management LP, 100 North Main Street, Suite 301, Alpharetta, Georgia 30009.
(22)Woodline Partners LP serves as the investment manager of Woodline Master Fund LP (“Woodline”) and may be deemed to be the beneficial owner of the shares. Woodline Partners LP disclaims any beneficial ownership of these shares. The business address of Woodline is 4 Embarcadero Center, Suite 3450, San Francisco, California 94111.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”), are summaries and are qualified in their entirety by reference to the full text of our certificate of incorporation and our bylaws, each of which has been publicly filed with the SEC, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). See “Where You Can Find More Information; Incorporation by Reference.” Our authorized capital stock consists of:
•100,000,000 shares of common stock, par value $0.001 per share; and
•10,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Our common stock is listed on Nasdaq under the symbol “CNTX.”
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.
Dividends
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Transfer Agent
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
Preferred Stock
There are no shares of preferred stock currently outstanding. Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our Company or other corporate action.

Warrants
As of March 31, 2024, we had outstanding warrants exercisable for 5,860,000 shares of common stock upon conversion at a weighted average exercise price of $6.48 per share.
Options
As of March 31, 2024, options to purchase 2,802,932 shares of our common stock were outstanding under our 2021 Long-Term Performance Incentive Plan at a weighted average exercise price of $1.93 per share.
Registration Rights
May 2024 Private Placement
Under the Registration Rights Agreement, we agreed to file the Registration Statement on or before May 31, 2024 (subject to certain exceptions) for purposes of registering the resale of the Registrable Securities, to use our reasonable best efforts to have such Registration Statement declared effective within the time period set forth in the Registration Rights Agreement, and to keep the Registration Statement effective during the Effectiveness Period. If we fail to keep the Registration Statement effective or the Private Placement purchasers are otherwise not permitted to resell their Registrable Securities pursuant to the Registration Statement for certain specified periods of time, we will be required to pay liquidated damages to the Private Placement purchasers.
If, during the Effectiveness Period, the number of Registrable Securities exceeds the number of shares of common stock registered in the Registration Statement, we are required to file as promptly as reasonably practicable an additional registration statement covering such Registrable Securities. We also agreed, among other things, to indemnify the Private Placement purchasers from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.
December 2021 Private Placement
Under our registration rights agreement, dated as of December 1, 2021, with a select group of accredited investors (the “2021 Purchasers”), we agreed to file a registration statement registering the resale of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants (the “2021 Registrable Securities”), issued to the 2021 Purchasers, which registration statement became effective on December 16, 2021, and to use our reasonable best efforts to keep such registration statement continuously effective until the date that all 2021 Registrable Securities (i) have been sold or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144 (the “2021 Effectiveness Period”). If we fail to keep the registration statement effective or the 2021 Purchasers are otherwise not permitted to resell their 2021 Registrable Securities pursuant to the registration statement for certain specified periods of time, we will be required to pay liquidated damages to the 2021 Purchasers.
If, during the 2021 Effectiveness Period, the number of 2021 Registrable Securities exceeds the number of shares of common stock registered in a registration statement, we are required to file as soon as reasonably practicable an additional registration statement covering such 2021 Registrable Securities. We also agreed, among other things, to indemnify the 2021 Purchasers from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the registration rights agreement from the December 2021 private placement.
Anti-takeover effects of provisions of our certificate of incorporation, our bylaws and the DGCL
Some provisions of the DGCL, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware anti-takeover statute
We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.
No Written Consent of Stockholders
Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Meetings of Stockholders
Our bylaws provide that a special meeting of stockholders may be called only by our chairman of the board of directors, Chief Executive Officer or by a resolution adopted by a majority of our board of directors, and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws also limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements
Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Our Certificate of Incorporation
Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment.
Undesignated Preferred Stock
Our certificate of incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
Choice of Forum
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. In addition, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could rule that the choice of forum provisions contained in our certificate of incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law and the Securities Act for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

PLAN OF DISTRIBUTION
Each selling stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the shares of our common stock offered hereby has been passed upon for us by Faegre Drinker Biddle & Reath LLP.
EXPERTS

The consolidated financial statements of Context Therapeutics Inc. and Subsidiaries (the “Company”) for the two years ended December 31, 2023 have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon appearing in Context Therapeutics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on the Company’s ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

64,515,000 Shares of Common Stock
Context Therapeutics Inc.

PROSPECTUS

May 31, 2024